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                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE

Contact:

Kenneth B. Spink
Chief Financial Officer
(510) 623-9400 x309


                 AEHR TEST SYSTEMS REGAINS COMPLIANCE WITH
                       NASDAQ STOCKHOLDERS' EQUITY RULE

Fremont, CA (October 4, 2016) - Aehr Test Systems (Nasdaq: AEHR) (the "Company"), a worldwide supplier of semiconductor test and burn-in equipment, today announced that it has received notification from the NASDAQ Stock Market LLC ("NASDAQ") that the Company has regained compliance with the minimum $2.5 million stockholders' equity requirement for continued listing on the NASDAQ Capital Market.

As previously disclosed, on April 19, 2016, Aehr Test Systems received a notice from NASDAQ stating that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) (the "Stockholders' Equity Rule") because the
Company did not have a minimum stockholders' equity, as of February 29, 2016, of $2.5 million and the Company did not alternatively meet the market capitalization or income from continuing operations tests.

As previously disclosed, on September 28, 2016, the Company consummated the closing of a private placement transaction (the "Private Placement") pursuant to which it sold 2,721,540 shares of its common stock to certain outside institutional and accredited investors at a price of $2.15 per share for aggregate gross proceeds to the Company of $5,851,311, before offering expenses. The Company filed a Form 8-K on September 30, 2016 related to the Private Placement.

In a letter dated October 3, 2016, NASDAQ informed the Company that based on the Form 8-K filed September 30, 2016, the Staff has determined that the Company complies with the Stockholders' Equity Rule.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, capacity needs












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Aehr Test Systems Regains Compliance With Nasdaq Stockholders' Equity Rule
October 4, 2016
Page 2 of 2


and opportunities for Aehr Test products in package and wafer level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOXTM families of test and burn-in systems and WaferPak contactors. The ABTS systems are used in production and qualification testing of packaged parts for both low-power and high-power logic as well as memory devices. The FOX family of systems includes single and multi-wafer full wafer contact test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. For more information, please visit Aehr Test's website at www.aehr.com.




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